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                                                                  EXHIBIT 10(ee)

                                PROMISSORY NOTE



$41,000,000.00                                    Date of Note: February 1, 1995
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         On demand, for value received, FirstMiss Gold Inc. ("FRMG") by this promissory note (hereinafter called "this Note"), promises to pay to First Mississippi Corporation ("FRM"), forty one million dollars ($41,000,000,00) or the aggregate unpaid principal amount of all advances to or for the benefit of FRMG on or after the date hereof in accordance with the terms hereof, together with interest on the aggregate unpaid principal amount of all advances, as evidenced by Schedule A attached.

         This Note evidences a revolving line of credit by FRM in favor of FRMG, and accordingly, FRMG shall have the right during the term of this Note to borrow, repay and reborrow principal at any time and in any amount up to the amount set forth in this Note prior to demand.

         This Note shall bear interest from its effective date, based on the daily aggregate principal balance, until the entire principal and interest are paid, at a rate equal to the Prime Rate plus 3/4% per annum at the Chase Manhattan Bank, N.A. as such Prime Rate shall change from time to time. Interest on this Note is due one year from the date of this Note and each anniversary thereafter, or upon payment of all remaining outstanding principal, whichever occurs first. Any interest unpaid when due shall be added to, and bear the same interest as, principal.

         FRM is hereby authorized by FRMG to place appropriate notation on Schedule A hereto evidencing the date, advances or repayments related to this Note, provided, however, the failure of FRM to make any such notation shall not limit or otherwise affect the
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obligations of FRMG to repay any advances hereunder.  The first notation of
Schedule A, will be the effective date of this Note, on which such date all then existing loan agreements and promissory notes between FRM and FRMG will be canceled and the balance of principal and interest outstanding under such loan agreements and promissory notes will become a part of this Note.

         This Note and any accrued interest are to be paid 367 days after demand of First Mississippi Corporation, but in no event paid later than August 1, 1997, regardless of whether demand is made by First Mississippi Corporation by that date.

         This Note will automatically, without demand, become immediately due and payable upon the insolvency, general assignment, receivership, bankruptcy or dissolution of FirstMiss Gold Inc., or upon any change in control of FRMG other than a distribution from FRM to its shareholders of the shares of Common Stock of FRMG owned by FRM.

         FRM waives presentation, protest, notice of protest, notice of dishonor and notice of nonpayment.

                                        By:   /s/ G.W. Thompson
                                             ---------------------------------
                                                G.W. Thompson
                                                President & CEO
                                                FirstMiss Gold Inc.





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